Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES 2017 FOURTH QUARTER AND YEAR END EARNINGS

OAKLAND, MARYLAND—March 9, 2018: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust, announces that consolidated net income available to common shareholders was $4.1 million for the year ended December 31, 2017, compared to $5.3 million for 2016. Basic and diluted net income per common share for the year ended December 31, 2017 were both $.58, compared to basic and diluted net income per common share of $.84 for 2016. The decrease in earnings for 2017 was primarily attributable to a $3.2 million, or $.49 per common share, increase in income tax expense on account of the enactment of the Tax Cuts and Jobs Act (the “Tax Act”), which required us to revalue our deferred tax assets and liabilities at December 31, 2017. When comparing 2017 to 2016, service charge income decreased, primarily due to a reduction in non-sufficient funds (“NSF”) income, and Bank Owned Life Insurance (“BOLI”) income decreased due to the receipt of one-time death benefits in the second quarter of 2016. These decreases were offset by increases in net interest income of $1.9 million, a $.6 million decrease in provision expense, a decrease of $.8 million in preferred stock dividends due to the redemption in March 2017 of $10.0 million and November 2017 of $10.0 million of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), and a decrease of $.3 million in Federal Deposit Insurance Corporation (“FDIC”) premiums. The net interest margin for the year ended December 31, 2017, on a fully tax equivalent (“FTE”) basis, increased to 3.37% from 3.19% for the year ended December 31, 2016.

According to Carissa L. Rodeheaver, Chairman of the Board, President and Chief Executive Officer, “Core income for 2017, absent the adjustment for the reduction in tax rates, increased as compared to 2016 driven by disciplined deposit pricing, increased fee income from wealth management, our ability to hold expenses and improved asset quality.  The final repayment of our outstanding preferred stock and the trust preferred debentures during 2017 and the successful rights offering has reduced the costs of our capital and positioned the company well for improved performance in 2018.  This has put us in an excellent position to resume payment of our common stock dividend in the second quarter of 2018 as announced earlier this week.”

Consolidated net loss attributable to common shareholders was $1.3 million, or ($.19) per common share, for the fourth quarter of 2017, compared to net income available to common shareholders of $1.0 million, or $.16 per common share, for the same period of 2016. The net loss for the fourth quarter of 2017 when compared to net income for the fourth quarter of 2016 was primarily attributable to a $3.2 million increase in income tax expense on account of the enactment of the Tax Act, partially offset by a decrease of $.2 million in preferred stock dividends due to the redemption of $10.0 million of the Series A Preferred Stock in November 2017.

Financial Highlights Comparing the Three and Twelve Months Ended December 31, 2017 and 2016:

•	Net income decreased $1.2 million when comparing 2017 to 2016. The decrease in earnings for 2017 was primarily attributable to a $3.2 million, or $.49 per common share, increase in income tax expense on account of the enactment of the Tax Act, which required us to revalue our deferred tax assets and liabilities at December 31, 2017.

•	Other operating income decreased $.4 million for the year ended December 31, 2017 when compared to 2016. This decrease was primarily attributable to a $.5 million decrease in the net gains on sales of investment securities due to reduced activity in the investment portfolio in 2017, a decrease in service charge income, primarily due to a reduction of NSF fees, a decrease in BOLI income due to the receipt of a one-time death claim in the second quarter of 2016, and a decrease in other miscellaneous income related to a one-time payment received in the third quarter of 2016 from the State of West Virginia for a right of way provision at one of our branch locations. These decreases were offset slightly by increased trust department and debit card income.

•	Net interest margin improved to 3.37% at December 31, 2017 compared to 3.19% at December 31, 2016. The increase was due to an increase in interest and fees on loans, a slight increase in investment income and an increase in interest income on federal funds sold. Interest expense decreased due to the repayment of a Federal Home Loan Bank (“FHLB”) advance in December 2016 and the $10.8 million of the Corporation’s junior subordinated debentures (“TPS Debentures”) held by First United Statutory Trust III (“Trust III”) in March 2017.

Balance Sheet Overview

Total assets at December 31, 2017 remained unchanged from the $1.3 billion recorded at December 31, 2016. Comparing 2017 to 2016, cash and interest-bearing deposits in other banks increased $20.4 million, the investment portfolio increased $2.9 million, and gross loans increased slightly by $.6 million. Net deferred tax assets decreased by $10.1 million largely due the use of net operating losses in 2017, contributions to the pension plan, a recharacterization of Alternative Minimum Tax Credit Carryforwards to refundable income tax consistent with the Tax Act, and a revaluation of all our deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future.  The latter resulted in a reduction of $3.2 million due to lower future tax rates under the Tax Act. Other real estate owned (“OREO”) balances decreased $.8 million due to sales of properties in 2017. The balance of our BOLI investments increased $1.2 million due to earnings in 2017. Total liabilities increased by $28.0 million for the year ended December 31, 2017 when compared to 2016 due primarily to an increase of $25.2 million in deposits and a $12.8 million increase in short-term borrowings related to increased balances in Treasury Management overnight investments, offset by a decrease of $10.8 million in long-term borrowings as a result of the repayment of $10.8 million in TPS Debentures held by Trust III in March 2017. Comparing December 31, 2017 to December 31, 2016, shareholders’ equity decreased $5.3 million as a result of the Corporation’s redemption of $20.0 million of outstanding shares of Series A Preferred Stock during 2017, offset by the $9.2 million, net of offering expenses, realized from the Corporation’s common stock rights offering that was completed in March 2017 and the $4.1 million in net income recorded for 2017.

Total fair value of investment securities available-for-sale at December 31, 2017 increased $6.5 million when compared to December 31, 2016. At December 31, 2017, the securities classified as available-for-sale included a net unrealized loss of $7.1 million, which represents the difference between the fair value and amortized cost of securities in the portfolio

Comparing December 31, 2017 to December 31, 2016, loans outstanding increased slightly by $.6 million (.07%). Commercial real estate (“CRE”) loans decreased $14.8 million due primarily to charge-offs of $4.5 million on one large non-accrual loan, payoffs of $22.0 million on two large CRE loans offset by new production in the fourth quarter. Acquisition and development (“A&D”) loans increased $6.2 million and commercial and industrial (“C&I”) loans increased $4.4 million. Residential mortgage loans increased $5.2 million due to continued activity in the 1-4 family residential professional program, offset by payoffs and amortization of home equity balances. The consumer loan portfolio decreased slightly by $.4 million due to regularly scheduled payments. Approximately 28% and 39%, respectively, of the commercial loan portfolio was collateralized by real estate at December 31, 2017 and December 31, 2016.

Total deposits increased $25.2 million at December 31, 2017 when compared to December 31, 2016. During 2017, increases continued in core deposits and reductions in certificates of deposit. Non-interest bearing deposits increased $30.4 million due to building new relationships with both consumer and commercial customers as well as increased balances on existing accounts. Traditional savings accounts increased $8.1 million as due to continued growth in the Prime Saver product. Total demand deposits increased $2.6 million and total money market accounts decreased $9.1 million due to decreased balances in our insured cash sweep money market account relating to the re-allocation of cash in our trust accounts. Time deposits less than $100,000 declined $9.6 million and time deposits greater than $100,000 increased $2.6 million.

The book value of the Corporation’s common stock was $15.34 per share at December 31, 2017, compared to $14.95 per share at December 31, 2016.

At December 31, 2017, there were 7,067,425 outstanding shares of the Corporation’s common stock.

Net Interest Income (Tax-Equivalent Basis)

Net interest income on an FTE basis increased $2.0 million (5.5%) for the year ended December 31, 2017 when compared to 2016 due to a $1.2 million (2.7%) increase in interest income and a $.8 million (10.4%) decrease in interest expense. The increase in interest income was primarily due to an increase of $.7 million in loan interest and fee income and an increase of $.4 million in interest earned on federal funds sold due to excess cash invested with Federal Reserve at the increased rates. The decline in interest expense was due to the reduction of $23.0 million in average balances of long-term borrowings due to the payoff of a $15.0 million FHLB advance at its maturity in December 2016 and the repayment of $10.8 million of TPS Debentures held by Trust III in March 2017. The net interest margin for the year ended December 31, 2017 increased to 3.37% when compared to 3.19% for the year ended December 31, 2016.

When comparing the year ended December 31, 2017 to the year ended December 31, 2016, there was a decrease of $2.5 million in average interest-earning assets, driven primarily by a decrease of $11.3 million in average investment balances and a decrease of $9.6 million in average loan balances, offset by an increase of $19.3 million in federal funds sold related to the excess cash balances invested at the Federal Reserve.

Interest expense decreased for the year ended December 31, 2017 when compared to the year ended December 31, 2016. This decrease was primarily due to the reduction of long-term borrowings from the payoff of a $15.0 million FHLB advance at its maturity in December 2016 and the repayment of $10.8 million of TPS Debentures held by Trust III in March 2017 and the continued shift of higher cost certificates of deposit to lower cost core accounts. The effect on the average rate paid on total interest-bearing liabilities was a six-basis point decrease, from ..84% for 2016 to .78% for 2017.

Asset Quality

The allowance for loan loss (“ALL”) increased slightly to $10.0 million at December 31, 2017, compared to $9.9 million at December 31, 2016. The provision for loan losses for the year ended December 31, 2017 decreased to $2.5 million from $3.1 million for the year ended December 31, 2016. The decreased provision expense was primarily due to decreased net charge-offs of $2.5 million in 2017, compared to net charge-offs of $5.1 million in 2016. The ratio of the ALL to loans outstanding at December 31, 2017 was 1.12%, compared to 1.11% at December 31, 2016.

The ratio of net charge-offs to average loans for the year ended December 31, 2017 was .28%, compared to .57% for the year ended December 31, 2016. The CRE portfolio improved slightly to an annualized net charge-off rate of 1.43% as of December 31, 2017, compared to 1.80% as of December 31, 2016. The A&D loan portfolio had an annualized net recovery rate of .11% as of December 31, 2017 compared to .98% as of December 31, 2016. The reduction in 2017 when compared to 2016 was due primarily to obtaining new appraisals on properties that secure a large loan relationship in 2016. The annualized net recovery ratio for C&I loans was 2.21% as of December 31, 2017, compared to a net charge-off rate of 0.69% as of December 31, 2016. The recovery rate in 2017 was due to the receipt of $1.3 million on a previously charged- off loan on an ethanol plant. Residential mortgage loans had a net recovery ratio of 0.01% at December 31, 2017 compared to a net charge-off rate of 0.07% as of December 31, 2016, and the consumer loan charge-off ratios were .53% and .77% for December 31, 2017 and December 31, 2016, respectively.

Accruing loans past due 30 days or more improved slightly to .63% of the loan portfolio at December 31, 2017, compared to .67% at December 31, 2016. Non-accrual loans totaled $7.1 million at December 31, 2017, compared to $13.9 million at December 31, 2016. Non-accrual loans which have been subject to partial charge-offs totaled $7.4 million at December 31, 2017, compared to $11.1 million at December 31, 2016.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of net gains, increased slightly by $.1 million for the year ended December 31, 2017 when compared to 2016. As compared to 2016, the Company experienced increases in trust department earnings of $.4 million and debit card income of $.2 million, which were offset by a decrease in service charge income of $.1 million due primarily to a reduction in NSF fees, and a decrease in BOLI income of $.2 million due to the receipt of a one-time death benefit in the second quarter of 2016. Trust assets under management were $824 million at December 31, 2017 and $740 million at December 31, 2016.

Net gains of $29 thousand were reported through other income for the year ended December 31, 2017, compared to net gains of $.5 million for 2016. The reduction in gains realized in 2017 was due to reduced sale activity in 2017.

Operating expenses remained relatively consistent for the year ended December 31, 2017 when compared to the same period of 2016. Salaries and benefits increased $1.8 million due to new hires in late 2016 and annual merit increases as well as an increase in our life and health insurance expense due to increased claims in 2017. An increase of $.5 million in data processing and equipment expense were a result of new services implemented in late 2016 and early 2017 and depreciation expense from the branch renovation projects related to the new branding efforts throughout the Bank. These increases were offset by a $.3 million decrease in FDIC premiums, a decrease of $.6 million in OREO expenses due to reductions in valuation write-downs on properties, and decreases in legal and professional expense, office supplies, trust department expense, miscellaneous loan fees, expenses related to fraud and other miscellaneous expenses due primarily to a $.3 million reserve for a litigation claim recorded in the first quarter of 2016.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company with commercial banking powers, and three statutory trusts that were used as financing vehicles. The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company, First OREO Trust, a Maryland statutory trust, and FUBT OREO I, LLC, a Maryland company, both formed for the purposes of holding, servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

(Dollars in thousands, except per share data)

	Three Months Ended
	unaudited
	31-Dec	31-Dec	30-Sep	30-Jun	31-Mar
	2017	2016	2017	2017	2017
EARNINGS SUMMARY
Interest income	$12,023	$11,405	$11,908	$11,691	$11,327
Interest expense	$1,845	$2,047	$1,806	$1,762	$1,958
Net interest income	$10,178	$9,358	$10,102	$9,929	$9,369
Provision for loan losses	$725	$914	$901	$299	$609
Other Operating Income	$3,669	$3,431	$3,656	$3,482	$3,452
Net Gains/(Losses)	$26	$1	$(11)	$9	$5
Other Operating Expense	$9,791	$9,909	$10,023	$9,860	$9,444
Income before taxes	$3,357	$1,967	$2,823	$3,261	$2,773
Income tax expense	$4,389	$546	$811	$952	$793
Net (Loss)/ income	$(1,032)	$1,421	$2,012	$2,309	$1,980

Accumulated preferred stock dividends	$225	$450	$225	$225	$540
Net (loss ) attributable to/income available to common shareholders	$(1,257)	$971	1,787	$2,084	$1,440

	Three Months Ended
	unaudited
	31-Dec	31-Dec	30-Sep	30-Jun	31-Mar
	2017	2016	2017	2017	2017
PER COMMON SHARE
Basic/ Diluted Net (Loss)/Income Per Common Share	$(0.19)	$0.16	$0.25	$0.30	$0.22

Book value	$15.34	$14.95	$15.68	$15.36	$14.87
Closing market value	$17.40	$15.95	$16.65	$14.90	$14.50
Market Range:
High	$18.30	$16.95	$16.65	$15.80	$16.32
Low	$15.75	$11.06	$14.55	$13.80	$13.00

Common shares outstanding at period end	7,067,425	6,269,004	7,067,425	7,067,425	7,052,630

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.40%	0.55%	0.63%	0.68%	0.61%
Return on average shareholders' equity	4.52%	6.38%	7.15%	7.40%	7.00%
Net interest margin	3.37%	3.19%	3.36%	3.35%	3.27%
Efficiency ratio	72.40%	73.90%	72.70%	72.80%	72.60%

PERIOD END BALANCES	31-Dec	31-Dec
	2017	2016

Assets	$1,340,839	$1,318,190
Earning assets	$1,129,331	$1,126,989
Gross loans	$892,518	$891,926
Commercial Real Estate	$283,162	$297,959
Acquisition and Development	$110,530	$104,282
Commercial and Industrial	$76,723	$72,346
Residential Mortgage	$398,648	$393,416
Consumer	$23,455	$23,923
Investment securities	$240,102	$237,169
Total deposits	$1,039,390	$1,014,229
Noninterest bearing	$249,593	$219,158
Interest bearing	$789,797	$795,071
Shareholders' equity	$108,390	$113,698

CAPITAL RATIOS	31-Dec	31-Dec
	2017	2016
Period end capital
Tier 1 to risk weighted assets	14.97%	14.76%
Common Equity Tier 1 to risk weighted assets	12.54%	10.74%
Tier 1 Leverage	11.00%	10.95%
Total risk based capital	15.98%	16.71%

ASSET QUALITY
Net charge-offs for the quarter	$1,508	$3,040
Nonperforming assets: (Period End)

Nonaccrual loans	$7,118	$13,946
Loans 90 days past due
and accruing	$595	$420
Total nonperforming loans
and 90 days past due loans	$7,713	$14,366

Restructured loans	$5,955	$9,323
Other real estate owned	$10,141	$10,910

Allowance for loan losses to gross loans, at period end	1.12%	1.11%
Nonperforming and 90 day past due loans to total loans, at period end	0.86%	1.61%
Nonperforming loans and 90 day past due loans to total assets, at period end	0.58%	1.09%